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                                                                     Exhibit 3.9


                              COOPERATION AGREEMENT


This Cooperation Agreement (the "Agreement") is entered into as of this 15th day of November, 1999, by and between TRW Inc. ("TRW") and RF Micro Devices, Inc. ("RFMD").

WHEREAS, TRW and RFMD have previously entered into a License and Technical Assistance Agreement, dated as of June 6, 1996 (the "1996 Agreement"; and

WHEREAS, TRW and RFMD entered into a new License Agreement, dated the date hereof (the "1999 Agreement"), whereby TRW has agreed to expand the scope of the license granted under the 1996 Agreement to cover additional product applications; and

WHEREAS, TRW and RFMD wish to reaffirm and extend the cooperative nature that has characterized their relationship in the past; and

WHEREAS, TRW and RFMD wish to document their intentions concerning future cooperative actions;

NOW THEREFORE, the parties hereto agree as follows:

1. STRATEGIC RELATIONSHIP. TRW and RFMD reaffirm their historical and ongoing strategic relationship as evidenced in the 1996 Agreement and the 1999 Agreement. More specifically, the parties agree to continue to exchange technical information with each other concerning the Licensed Products in the Licensed Fields (as such terms are defined in the 1996 Agreement and the 1999 Agreement). Further, during the term of this Agreement, the parties shall on a regular basis consult with each other concerning new technologies which are developed by either party and which could be reasonably viewed as applicable to other party's markets.

2. LICENSE EXPANSION. The parties agree that, during the term of this Agreement, TRW, upon the request of RFMD, shall enter into good faith negotiations with RFMD concerning the further expansion of the licenses granted in the 1996 Agreement and the 1999 Agreement beyond the respective Licensed Fields for the respective Licensed Products (as defined in the 1996 Agreement and the 1999 Agreement). Further, TRW, upon the request of RFMD, shall enter into discussions with RFMD concerning the possible licensing of new or existing TRW technologies that may be applicable to RFMD's markets. Neither of the parties is obligated to enter into any new or expanded license, and the terms of any such new or expanded license shall be subject to the mutual agreement of the parties.

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3. SUPPLY AGREEMENT AMENDMENT. Upon the request of TRW, RFMD agrees to enter into good faith negotiations with TRW concerning the extension of the Supply Agreement, dated as of June 6, 1996, as amended (the "Supply Agreement"), between TRW and RFMD. Neither of the parties is obligated to enter into any amendment of the Supply Agreement, and the terms of any such amendment to the Supply Agreement shall be subject to the mutual agreement of the parties.

4. STOCK OWNERSHIP COMMITMENT. In conjunction with the announcement referred to in paragraph 6 hereof, TRW shall publicly state that until May 1, 2001 it (directly and/or indirectly through its affiliated entities) will continue to beneficially hold at least 7,941,161 shares of RFMD common stock (such number to be adjusted for stock divisions, stock combinations, stock recapitalizations and stock reclassifications and stock dividends). Further, TRW agrees that it shall beneficially hold 7,941,161 shares of RFMD common stock (directly and/or indirectly through its affiliated entities) (such number to be adjusted for stock divisions, stock combinations, stock recapitalizations and stock reclassifications and stock dividends) until May 1, 2001 and shall not, at any time prior to May 1, 2001, sell, assign or otherwise transfer, dispose of, grant any option to purchase, make any short sale of or enter into any hedging, synthetic sale or similar transaction with the same economic effect as a sale that would have the effect of causing its RFMD common stock ownership to fall below such number of shares (as may be adjusted), except in conjunction with a transaction involving a Change in Control of RFMD (as such term is defined in paragraph 1(b) of Warrant 99-2 referred to in paragraph 5 hereof).

5. WARRANT ISSUANCE. In consideration of TRW executing the 1999 License and this Agreement, RFMD shall issue to TRW contemporaneously herewith two warrants to purchase an aggregate of 750,000 shares of RFMD common stock on the terms provided in the form of warrants attached hereto as Attachment A.

6. JOINT ANNOUNCEMENT. The parties will coordinate a joint public announcement concerning the 1999 Agreement and this Agreement as soon as possible following execution of this Agreement.

7. TERM OF THIS AGREEMENT. This Agreement shall become effective as of the date written above and shall terminate on December 31, 2003.

8. MISCELLANEOUS.

         (a) AMENDMENTS This Agreement may be amended at any time by a written agreement executed by both parties hereto.

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         (b) SEVERABILITY If any provision of this Agreement shall finally be determined to be unlawful, such provision shall be deemed to be severed from this Agreement and every other provision of this Agreement shall remain in full force and effect.

         (c) NOTICES All notices, requests and other communications hereunder shall be in writing and shall be deemed to have been duly given, if delivered by hand, at the time of receipt or, if communicated by facsimile or similar electronic means, at the time receipt thereof has been confirmed by return electronic communication or signal that the message has been clearly received, or if mailed, seven (7) days after mailing, registered or certified airmail return receipt requested, with postage prepaid:

         If to RFMD, to:           RF Micro Devices, Inc.
                                   7625 Thorndike Road
                                   Greensboro, NC  27409
                                   Fax No. 336.664.0311
                                   Attention:  Jerry Neal

         If to TRW, to:            TRW INC.
                                   One Space Park
                                   Redondo Beach, CA 90278
                                   Fax No. 310.813.4115
                                   Attention: Wes Bush

provided, however, that if any party shall have designated a different address by notice to the other given as provided above, then to the last address so designated.

         (d) ASSIGNMENT This Agreement shall be binding upon and inure to the benefit of the successors of each of the parties hereto. Neither this Agreement, nor the rights or obligations of either party hereunder, may be assigned by either party without the prior written consent of the other.

         (e) STATUS This Agreement shall not in any respect constitute an appointment of either party as the agent or legal representative of the other for any purpose whatsoever.

         (f) THIRD PARTIES This Agreement is not intended to, and shall not, create any rights in or confer any benefits upon anyone other than the parties hereto.

         (g) INCORPORATION BY REFERENCE The attachment to this Agreement constitutes an integral part of this Agreement and is hereby incorporated into this Agreement by this reference.

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         (h) GOVERNING LAW This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts entered into and wholly to be performed in such jurisdiction.

         (i) COUNTERPARTS More than one counterpart of this Agreement may be executed by the parties hereto, and each fully executed counterpart shall be deemed an original without production of the others.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, which shall be effective as of the date first set forth above.


                                         TRW Inc.


                                         By: /s/ Timothy W. Hannemann
                                            ----------------------------



                                         RF Micro Devices, Inc.


                                         By: /s/ Jerry D. Neal
                                            ----------------------------